AMENDMENT NO. 1
TO FINANCING AGREEMENT
AMENDMENT NO. 1 TO FINANCING AGREEMENT, dated as of September 20, 2016 (this “Amendment”), amends the Financing Agreement, dated as of September 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among Remark Media, Inc., a Delaware corporation (the “Parent”), each subsidiary of the Parent listed as a “U.S. Borrower” on the signature pages thereto (together with the Parent and each other Person that executes a Joinder Agreement (as defined therein) and becomes a “U.S. Borrower” thereunder, each a “U.S. Borrower” and, collectively, jointly and severally, the “U.S. Borrowers”), KanKan Limited, a company organized under the laws of the British Virgin Islands (the “BVI Borrower” and together with the U.S. Borrowers, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), MGG Investment Group LP (“MGG”), as collateral agent for the, Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and MGG, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and, collectively, the “Agents”).
WHEREAS, the Lenders made a term loan to the U.S. Borrowers on the Effective Date in the aggregate principal amount of $27,500,000;
WHEREAS, the Loan Parties have requested that the Agents and the Lenders (a) make a term loan to the BVI Borrower on the First Amendment Effective Date in the aggregate principal amount of $8,000,000, (b) consent to a proposed acquisition, and (c) amend certain other terms and conditions of the Financing Agreement; and
WHEREAS, the Agents and the Lenders are willing to (a) make such additional term loan, (b) consent to such acquisition, and (c) amend such terms and conditions of the Financing Agreement.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

2. Amendments.

(a) Preamble. The preamble to the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“Financing Agreement, dated as of September 24, 2015, by and among Remark Media, Inc., a Delaware corporation (the “Parent”), each subsidiary of the Parent listed as a “U.S. Borrower” on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “U.S. Borrower” hereunder, each a “U.S. Borrower” and, collectively, the “U.S. Borrowers”), KanKan Limited, a company organized under the laws of the British Virgin Islands (the “BVI Borrower”, and together with the U.S. Borrowers, each a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), MGG Investment Group LP (“MGG”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and MGG, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and, collectively, the “Agents”).”
(b) Recitals. The first paragraph of the recitals to the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“On the Effective Date (as hereinafter defined), the Lenders extended credit to the U.S. Borrowers consisting of (a) an Initial Loan (as hereinafter defined) in the aggregate principal amount of $27,500,000, the proceeds of which were used to finance a portion of the cash consideration for the Vegas.com Acquisition (as hereinafter defined), for general working capital purposes of the U.S. Borrowers and to pay fees and expenses related to this Agreement and the Vegas.com Acquisition.
On the First Amendment Effective Date (as hereinafter defined), the BVI Borrower has asked the Lenders to make an Additional Loan (as hereinafter defined) to the BVI Borrower in the aggregate principal amount of $8,000,000, the proceeds of which shall be used to finance a portion of the cash consideration for the CBG Acquisition (as hereinafter defined), for general working capital purposes of the BVI Borrower and the CBG Subsidiaries (as hereinafter defined) and to pay fees and expenses related to the First Amendment (as hereinafter defined) and the CBG Acquisition.
The Lenders are severally, and not jointly, willing to extend such credit to the applicable Borrowers subject to the terms and conditions hereinafter set forth.”

(c) New Definitions. Section 1.01 of the Financing Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order:

“Additional Loan” means the loans made by the Lenders to the BVI Borrower on the First Amendment Effective Date pursuant to Article II hereof.
“Additional Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Additional Loan to the BVI Borrower on the First Amendment Effective Date in the amount set forth opposite such Lender’s name under the heading “Additional Loan Commitment” on Schedule 1.01(A) hereto, or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
“Additional Loan Make-Whole Amount” means, as of any date of determination, an amount equal to (i) the difference between (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the principal amount of the Additional Loan paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Additional Loan outstanding on such date) from the date of the occurrence of the Applicable Premium Trigger Event until the twenty-four (24) month anniversary of the First Amendment Effective Date, minus (B) the aggregate amount of interest the Lenders would earn if the principal amount of the Additional Loan paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Additional Loan outstanding on such date) were reinvested for the period from the date of the occurrence of the Applicable Premium Trigger Event until the twenty-four (24) month anniversary of the First Amendment Effective Date at the Treasury Rate plus (ii) an amount equal to 3% times the aggregate amount of all Obligations in respect of the Additional Loan paid on such date (or, in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the aggregate amount of all Obligations in respect of the Additional Loan outstanding on such date).
“BVI Borrower” has the meaning specified therefor in the preamble hereto.
“BVI Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by the BVI Borrower or any of its Subsidiaries upon which a Lien is granted or purported to be granted by the BVI Borrower or any of its Subsidiaries as security for all or any part of the BVI Obligations.
“BVI Loan Party” means the BVI Borrower.

“BVI Obligations” means (a) the Obligations of the BVI Borrower with respect to the Additional Loan and all other amounts from time to time owing by any BVI Loan Party with respect to the Additional Loan under any of the Loan Documents, and (b) all Obligations to the extent incurred by or related to the BVI Borrower and/or its Subsidiaries; provided that for the avoidance of doubt, the term “BVI Obligations” shall not include any U.S. Obligations.
“CBG” means China Branding Group Ltd, an exempted company incorporated under the laws of the Cayman Islands.
“CBG Acquisition” means the acquisition by the BVI Borrower of 100% of the Equity Interests of the CBG Subsidiaries pursuant to the CBG Acquisition Documents.
“CBG Acquisition Agreement” means the Second Amended and Restated Asset and Securities Purchase Agreement, dated as of September 20, 2016, by and among CBG, the Joint Official Liquidators, Seller Management, the CBG Subsidiaries, the BVI Borrower and the Parent.
“CBG Acquisition Documents” means the CBG Acquisition Agreement and all other agreements, instruments and other documents related thereto or executed in connection therewith.
“CBG Registration Rights Agreement” means the Registration Rights Agreement, dated as of the First Amendment Effective Date, in form and substance satisfactory to the Agents, by and between the Parent and the CBG Warrant Recipients, with respect to the registration rights of the CBG Warrant Recipients with respect to the CBG Warrant Stock that the CBG Warrant Recipients may acquire and the anti-dilution and tag-along provisions applicable thereto.
“CBG Subsidiaries” means (a) Fanstang (Shanghai) Entertainment Information Consulting Co. Ltd., a company incorporated under the laws of Hong Kong and (b) China SNS Group Limited, a company incorporated under the laws of Hong Kong.
“CBG Warrant Recipients” means, collectively, MGG Specialty Finance Fund LP, MGG SF Evergreen Fund LP and MGG SF Evergreen Master Fund (Cayman) LP.
“CBG Warrants” means the warrants issued to the CBG Warrant Recipients on the First Amendment Effective Date to purchase Equity Interests of the Parent, which warrants shall be in form and substance satisfactory to the CBG Warrant Recipients.
“CBG Warrant Stock” has the meaning assigned to the term “Warrant Stock” in the CBG Warrants.

“First Amendment” means Amendment No. 1 to Financing Agreement, dated as of September 20, 2016, among the Borrowers, the Guarantors, the Lenders, and the Agents.
“First Amendment Disbursement Agreement” shall mean the Disbursement Agreement, dated as of the First Amendment Effective Date, by and among the Loan Parties, the Agents and the Lenders, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the making of the Additional Loan on the First Amendment Effective Date.
“First Amendment Effective Date” shall have the meaning specified therefor in Section 5 of the First Amendment.
“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.
“Initial Loan” means the loans made by the Lenders to the U.S. Borrowers on the Effective Date pursuant to Article II hereof.
“Initial Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Initial Loan on the Effective Date in the amount set forth opposite such Lender’s name under the heading “Initial Loan Commitment” on Schedule 1.01(A) hereto, or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
“Initial Loan Make-Whole Amount” means, as of any date of determination, an amount equal to (i) the difference between (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the principal amount of the Initial Loan paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Initial Loan outstanding on such date) from the date of the occurrence of the Applicable Premium Trigger Event until the twenty-four (24) month anniversary of the Effective Date, minus (B) the aggregate amount of interest the Lenders would earn if the principal amount of the Initial Loan paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Initial Loan outstanding on such date) were reinvested for the period from the date of the occurrence of the Applicable Premium Trigger Event until the twenty-four (24) month anniversary of the Effective Date at the Treasury Rate plus (ii) an amount equal to 3% times the aggregate amount of all Obligations in respect of the Initial Loan paid on such date (or, in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the aggregate amount of all Obligations in respect of the Initial Loan outstanding on such date).

“Process Agent” has the meaning specified therefor in Section 12.10(b).
“RAAD” means RAAD Productions, LLC, a California limited liability company.
“Total Additional Loan Commitment” means the sum of the amounts of the Lenders’ Additional Loan Commitments.
“Total Initial Loan Commitment” means the sum of the amounts of the Lenders’ Initial Loan Commitments.
“U.S. Borrower” has the meaning specified therefor in the preamble hereto.
“U.S. Loan Party” means each Loan Party, other than the BVI Loan Parties.
“U.S. Obligations” means (a) the Obligations of any of the U.S. Borrowers with respect to the Initial Loan and all other amounts from time to time owing by any U.S. Loan Party with respect to the Initial Loan under any of the Loan Documents, and (b) all Obligations to the extent incurred by or related to a U.S. Loan Party or any of its Subsidiaries (other than the BVI Borrower and its Subsidiaries).
(d) Amendment and Restatement of Certain Definitions. Section 1.01 of the Financing Agreement is hereby amended by amending and restating the definitions of the following terms, to read in their entirety as follows:

“Applicable Premium” means, as of the date of the occurrence of an Applicable Premium Trigger Event:
(a)    during the period of time from and after the Effective Date up to and including the First Amendment Effective Date (the “First Period”), an amount equal to the Initial Loan Make-Whole Amount,
(b)    during the period of time after the First Period up to and including September 24, 2017 (the “Second Period”), an amount equal to the sum of (A) the Initial Loan Make-Whole Amount, plus (B) the Additional Loan Make-Whole Amount,
(c)    during the period of time after the Second Period up to and including March 24, 2018 (the “Third Period”), an amount equal to the sum of (A) 3.00% times the aggregate amount of all Obligations in respect of the Initial Loan outstanding on (or, in the case of an Applicable Premium Trigger Event described in clause (a) of the definition thereof, paid on) the date of such Applicable Premium Trigger Event (other than the Applicable Premium), plus (B) the Additional Loan Make-Whole Amount,
(d)    during the period of time after the Third Period up to and including the second anniversary of the First Amendment Effective Date (the “Fourth Period”), an amount equal to the Additional Loan Make-Whole Amount, and

(e)    after the Fourth Period, zero.
“Commitment” means with respect to each Lender, collectively, (a) the Initial Loan Commitment of such Lender, and (b) the Additional Loan Commitment of such Lender.
“Debtor Relief Law” means (a) the Bankruptcy Code, (b) with respect to the BVI Borrower, the Insolvency Act, 2003 (British Virgin Islands) and the Insolvency Rules, 2005 (British Virgin Islands) and (c) any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.
“Equity Documents” means each of the following:
(a)    the Registration Rights Agreement, duly executed by the Parent;
(b)    the Warrants, duly executed by the Parent;
(c)    the CBG Registration Rights Agreement, duly executed by the Parent; and
(d)    the CBG Warrants, duly executed by the Parent.
“Fee Letter” means the fee letter, dated as of the date hereof, as amended and restated as of the First Amendment Effective Date, among the Borrowers and the Agents.
“Loan” means the Initial Loan made by the Lenders to the U.S. Borrowers on the Effective Date and the Additional Loan made by the Lenders to the BVI Borrower on the First Amendment Effective Date, in each case pursuant to Article II hereof.
“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the U.S. Borrowers, in which the U.S. Borrowers will be charged with all U.S. Loans made to, and all other Obligations incurred by, the U.S. Borrowers, and with respect to the BVI Borrower, in which the BVI Borrower will be charged with all BVI Loans made to, and all other Obligations incurred by, the BVI Borrower.
“Make-Whole Amount” means the Initial Loan Make-Whole Amount and/or the Additional Loan Make-Whole Amount, as applicable.
“Permitted Intercompany Investments” means Investments made by (a) a U.S. Loan Party to or in another U.S. Loan Party, (b) a Subsidiary that is not a U.S. Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a U.S. Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement and (d) a U.S. Loan Party to or in a Subsidiary that is not a U.S. Loan Party so long as (i) the aggregate amount of all such Investments outstanding at any time made by the U.S. Loan Parties to or in Subsidiaries that are not U.S. Loan Parties does not exceed (A) the aggregate amount of $4,100,000 in the case of (x) Subsidiaries of the Parent that are not U.S. Loan Parties, and whose primary business is the operation of the KanKan social media channel; provided, that the proceeds of such Investment are applied directly to the KanKan social media channel project, and (y) the CBG Subsidiaries and (B) $350,000 in the case of all other Subsidiaries of the Parent that are not U.S. Loan Parties (not including any Subsidiary covered by subclause (A)), and (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment.
“Pro Rata Share” means, with respect to:
(a) a Lender’s obligation to make the Initial Loan and the right to receive original issue discount amounts and/or Applicable Premium payments in respect thereof, the percentage obtained by dividing (i) such Lender’s Initial Loan Commitment, by (ii) the Total Initial Loan Commitment, provided that, if the Total Initial Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Initial Loan and the denominator shall be the aggregate unpaid principal amount of the Initial Loan,
(b) a Lender’s obligation to make the Additional Loan and the right to receive original issue discount amounts and/or Applicable Premium payments, the percentage obtained by dividing (i) such Lender’s Additional Loan Commitment, by (ii) the Total Additional Loan Commitment, provided that if the Total Additional Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Additional Loan and the denominator shall be the aggregate unpaid principal amount of the Additional Loan, and
(c) a Lender’s right to receive payments of interest, fees (other than original issue discount amounts and Applicable Premium payments) and principal with respect to the Loan, and, except as set forth in clauses (a) and (b) above, all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Loan by (ii) the aggregate unpaid principal amount of the Loan.
“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof, and subject to the last sentence of Section 12.02(a)) aggregate more than 50%.

“Shareholder Letter” means the side letter, dated as of the Effective Date, by and between the Collateral Agent, the Administrative Borrower and DigiPac, as amended on the First Amendment Effective Date.
“Side Letter” means the side letter, dated as of the Effective Date and amended and restated as of the First Amendment Effective Date, by and between the Collateral Agent and the Administrative Borrower, setting forth, among other things, the Required Asset Values.
“Total Commitment” means the sum of the Lenders’ Commitments.
(e)Section 1.01. Section 1.01 of the Financing Agreement is hereby amending and restating the final sentence of the definition of the term “Obligations” to read in its entirety as follows:

“For the avoidance of doubt, (i) except to the extent otherwise provided in any other Loan Document, “Obligations” shall not include any obligations under the Equity Documents, and (ii) with respect to the obligation of any BVI Loan Party to pay the Obligations, the term “Obligations” shall not include the U.S. Obligations.”
(f)Section 1.01. Section 1.01 of the Financing Agreement is hereby amended by deleting “and” at the end of clause (b)(vii) of the definition of the term “Consolidated EBITDA”, adding “and” at the end of clause (b)(viii) at the end of the term “Consolidated EBITDA” and adding a new clause (ix) to read as follows:

“any fees or expenses incurred in connection with the CBG Acquisition, and/or in connection with the First Amendment, in each case, to the extent accrued during such period, in an aggregate amount not to exceed the amount approved in writing by the Collateral Agent prior to the date on which the financial statements for such period are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(i), (ii) or (iii) hereof, as applicable,”
(g)Article I. Article I of the Financing Agreement is hereby amended by adding a new clause to the end thereof to read in its entirety as follows:

“Section 1.06 Obligation to Make Payments in Dollars. All payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.”
(h)Section 2.01. Section 2.01 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)    each Lender with an Initial Loan Commitment made an Initial Loan to the U.S. Borrowers on the Effective Date, in an aggregate principal amount equal to such Lender’s Initial Loan Commitment; and
(ii)    each Lender with an Additional Loan Commitment severally agrees to make its Pro Rata Share of the Additional Loan to the BVI Borrower on the First Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Additional Loan Commitment.
(b)    Notwithstanding the foregoing:
(i)    the aggregate principal amount of the Additional Loans made on the First Amendment Effective Date shall not exceed the Total Additional Loan Commitment;
(ii)    Any principal amount of any Loan which is repaid or prepaid may not be reborrowed;
(iii)    Each of the Initial Loan and the Additional Loan shall be considered part of the Loan for all purposes of this Agreement and the other Loan Documents and upon and following the First Amendment Effective Date, all Loan Documents and any reference to the ‘Loan’ in this Agreement or in any other Loan Document shall be deemed to include the Initial Loan and the Additional Loan; and
(iv)    Immediately following the funding of the Additional Loan on the First Amendment Effective Date, the aggregate outstanding principal amount of the Loan will be $35,500,000.”
(i)Section 2.02(a). The second sentence of Section 2.02(a) is hereby amended and restated to read in its entirety as follows:

“Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, and (ii) the proposed borrowing date, which, in the case of the Initial Loan, must be the Effective Date and, in the case of the Additional Loan, must be the First Amendment Effective Date.”
(j)Section 2.02(b). Clause (b) of Section 2.02 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(b)    Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the U.S. Borrowers (in the case of the Initial Loan) and the BVI Borrower (in the case of the Additional Loan) shall be bound to make a borrowing in accordance therewith.”

(k)Section 2.02(c). Section 2.02(c) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(c) The Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of (i) the Total Initial Loan Commitment, in the case of the Initial Loan and (y) the Total Additional Loan Commitment, in the case of the Additional Loan, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.”
(l)Section 2.03. Clauses (b) and (c) of Section 2.03 of the Financing Agreement are  hereby amended and restated to read in their entirety as follows:

“(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the U.S. Borrowers, on the one hand, and the BVI Borrower, on the other hand, to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Initial Loan and the Additional Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the U.S. Borrowers and the BVI Borrower, respectively, to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.”
(m)Section 2.03(e). Clause (e) of Section 2.03 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(e)    Any Lender may request that any Loan made by it be evidenced by a promissory note. In such event, the U.S. Borrowers and/or the BVI Borrower, as applicable, shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).”

(n)Section 2.05(a). Section 2.05(a) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(a)    Reduction of Commitments. The Total Initial Loan Commitment terminated on September 24, 2015 upon the making of the Initial Loan. The Total Additional Loan Commitment shall terminate on the earlier to occur of (i) the making of the Additional Loan, and (ii) 5:00 p.m. (New York City time) on September 20, 2016.”
(o)Section 2.05(b). Clause (i) of Section 2.05(b) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(i)    At any time and from time to time, upon at least 5 Business Days’ prior written notice to the Administrative Agent, the U.S. Borrowers may prepay the principal of the Initial Loan, in whole or in part and/or the BVI Borrower may prepay the principal of the Additional Loan, in whole or in part; provided, that no portion of the Additional Loan may be prepaid pursuant to this Section 2.05(b) unless an equivalent percentage of the Initial Loan is simultaneously being prepaid at such time. Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium payable in connection with such prepayment of the Loan.”
(p)Sections 2.05(c) and (d). Sections 2.05(c) and (d) of the Financing Agreement are hereby amended and restated to read in their entirety as follows:

“(c)    Mandatory Prepayment.

(i)    Contemporaneously with the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2016 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the U.S. Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the lesser of $5,000,000 and an amount equal to 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year.

(ii)    Immediately upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (g) or (h) of the definition of Permitted Disposition) by (A) any U.S. Loan Party or its Subsidiaries (other than BVI Borrower and its Subsidiaries), the U.S. Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, and (B) BVI Borrower or its Subsidiaries, the BVI Borrower shall prepay the outstanding principal amount of the Additional Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $250,000 in any Fiscal Year.  Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii)    Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), (1) if such issuance or incurrence is made by a U.S. Loan Party or its Subsidiaries (other than the BVI Borrower and its Subsidiaries), the U.S. Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, and (2) if such issuance or incurrence is made by the BVI Borrower or its Subsidiaries, the BVI Borrower shall prepay the outstanding amount of the Additional Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)    Upon the receipt by (A) any U.S. Loan Party or any of its Subsidiaries (other than the BVI Borrower or any of its Subsidiaries) of any Insurance Receipts, the U.S. Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, and (B) BVI Borrower or any of its Subsidiaries of any Insurance Receipts, the BVI Borrower shall prepay the outstanding principal of the Additional Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith

(v)    Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Insurance Receipts that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, up to $500,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and up to $1,500,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Insurance Receipts shall not be required to be so used to prepay the

Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person’s business, provided that (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 5 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 270 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

(d)    Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) above shall be applied (i) in the case of such prepayments made by the U.S. Borrowers, to the outstanding principal amount of the Initial Loan, until paid in full, and then to the outstanding principal amount of the Additional Loan until paid in full, and (ii) in the case of such prepayments made by the BVI Borrower, to the outstanding principal amount of the Additional Loan, until paid in full. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).  For the avoidance of doubt, no prepayments made by the BVI Borrower shall be applied to the Initial Loan or any other U.S. Obligations.”
(q)Section 2.06(a)(i). Section 2.06(a)(i) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(i)    Upon the occurrence of an Applicable Premium Trigger Event, (A) the U.S. Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium payable in connection with the Initial Loan, and (B) the BVI Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium payable in connection with the Additional Loan.”

(r)Sections 2.06(b) and (c). Sections 2.06(b) and (c) of the Financing Agreement are hereby amended and restated to read in their entirety as follows:

“(b)    Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations of any or all of the Loan Parties at any time and from time to time. The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations and (ii) the cost of all visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations conducted by a third party on behalf of the Agents; provided, that the BVI Borrower shall not be required to pay any such costs and expenses to the extent such costs and expenses relate to the U.S. Borrowers and their Subsidiaries (other than the BVI Borrower and its Subsidiaries).
(c)    Fee Letter. As and when due and payable under the terms of the Fee Letter, the U.S. Borrowers shall pay the fees set forth in the Fee Letter required to be paid by the U.S. Borrowers, and the BVI Borrower shall pay the fees set forth in the Fee Letter required to be paid by the BVI Borrower.”
(s)Sections 2.08(a), 2.09(i), 2.10(d) and 2.11(c). Sections 2.08(a), 2.09(i), 2.10(d) and 2.11(c) are hereby amended by adding the following phrase to the end of each such section:

“Notwithstanding anything to the contrary contained herein, no BVI Loan Party shall be required to make any payment under this Section to the extent the obligation to make such payment constitutes a U.S. Obligation.”
(t)Sections 4.03(b) and (c). Sections 4.03(b) and (c) of the Financing Agreement are hereby amended and restated to read in their entirety as follows:

“(b)    After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall:
(i) apply all payments in respect of any U.S. Obligations and all proceeds of the Collateral owned by the U.S. Loan Parties as follows: (A) first, ratably to pay the U.S. Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (B) second, to pay interest then due and payable in respect of the Collateral Agent Advances (other than Collateral Agent Advances made in respect of the BVI Borrower and its Subsidiaries) until paid in full; (C) third, to pay principal of the Collateral Agent Advances (other than Collateral Agent Advances made in respect of the BVI

Borrower and its Subsidiaries) until paid in full; (D) fourth, ratably to pay the U.S. Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Initial Loan until paid in full; (F) sixth, ratably to pay principal of the Initial Loan until paid in full; (G) seventh, to the ratable payment of all other U.S. Obligations then due and payable; and (H) eighth, at the election of the Administrative Agent, to be held as cash collateral and/or applied to the ratable payment of any other Obligations, in such order as the Administrative Agent may elect; and
(ii) apply all payments in respect of any BVI Obligations and all proceeds of the Collateral owned by the BVI Loan Parties as follows: (A) first, ratably to pay the BVI Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (B) second, to pay interest then due and payable in respect of the Collateral Agent Advances made in respect of the BVI Borrower and its Subsidiaries until paid in full; (C) third, to pay principal of the Collateral Agent Advances made in respect of the BVI Borrower and its Subsidiaries until paid in full; (D) fourth, ratably to pay the BVI Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Additional Loan until paid in full; (F) sixth, ratably to pay principal of the Additional Loan until paid in full; (G) seventh, to the ratable payment of all other BVI Obligations then due and payable; and (H) eighth, to be held as cash collateral.
(iii)    Notwithstanding anything to the contrary set forth in this Section 4.03(b), no payments from or proceeds of BVI Collateral pledged by the BVI Borrower or any of its Subsidiaries shall be applied to pay any U.S. Obligation.
(c)    For purposes of Section 4.03(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.”
(u)Sections 4.05(b) and (c). Sections 4.05(b) and (c) of the Financing Agreement are hereby amended and restated to read in their entirety as follows:

“(b)    Each U.S. Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other U.S. Borrowers to accept joint and several liability for the Obligations. Each of the U.S. Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the U.S. Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers that are U.S. Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the U.S. Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the U.S. Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever. Notwithstanding anything to the contrary contained herein (i) the BVI Borrower shall not be liable to pay or otherwise be liable, in whole or in part, for any U.S. Obligations and (ii) no Collateral granted by the BVI Borrower as security for all or any part of the BVI Obligations or any other credit enhancement provided by the BVI Borrower hereunder or any Loan Document shall secure any U.S. Obligations.”
(c)    The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.”
(v)Section 6.01(s). Section 6.01(s) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(s)    Use of Proceeds.
(i)    The proceeds of the Initial Loan were used (A) to finance a portion of the cash consideration for the Vegas.com Acquisition, (B) to repay a portion of the Existing Indebtedness, (C) for general working capital purposes of the Borrowers and (D) to pay fees and expenses related to this Agreement and the Vegas.com Acquisition.

(ii)    The proceeds of the Additional Loan shall be used (A) to finance a portion of the cash consideration for the CBG Acquisition, (B) for general working capital purposes of the CBG Subsidiaries and (C) to pay fees and expenses related to the First Amendment and the CBG Acquisition.”
(w)Consummation of Acquisition. Section 6.01(z) of the Financing Agreement is hereby amended by adding the following language to the end thereof to read in its entirety as follows:

“The Parent has delivered to the Agents complete and correct copies of the CBG Acquisition Documents, including all schedules and exhibits thereto. The CBG Acquisition Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of the CBG Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of the Parent and the BVI Borrower and, to the knowledge of the Parent and the BVI Borrower, on the part of each other Person party thereto. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority on behalf of the Parent or the BVI Borrower and, to the knowledge of the Parent and the BVI Borrower, on behalf of any other Person party thereto is required for the consummation of such sale other than such as have been obtained on or prior to the First Amendment Effective Date. Each CBG Acquisition Document is the legal, valid and binding obligation of the Parent and the BVI Borrower and, to the knowledge of the Parent and the BVI Borrower, each other Person party thereto, enforceable against each such Person in accordance with its terms. All conditions precedent to the CBG Acquisition Agreement have been fulfilled (or with the prior written consent of the Agents, waived), no CBG Acquisition Document has been amended or otherwise modified in a manner adverse to the Parent or the BVI Borrower, any other Loan Party, the Agents or the Lenders, and there has been no breach of any material term or condition of any CBG Acquisition Document.”
(x)Section 6.01. Section 6.01 of the Financing Agreement is hereby amended by adding a new clause to the end thereof to read in its entirety as follows:

“(dd) Exchange Controls. Each Loan Party has the ability to lawfully pay solely and exclusively in Dollars the total amount which is, or may become, payable by it to the Lenders under the Loan Documents.”

(y)Section 7.01(b). The final paragraph of Section 7.01(b) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“Notwithstanding the foregoing, no Foreign Subsidiary shall be required to become a Guarantor of the U.S. Obligations hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above in respect of any U.S. Obligations); provided, however, that if the Equity Interests of a Foreign Subsidiary are directly owned by a U.S. Loan Party, such U.S. Loan Party shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Foreign Subsidiary) and certificates described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, as security for the U.S. Obligations in 65% of the voting Equity Interests of such Foreign Subsidiary and 100% of all other Equity Interests of such Foreign Subsidiary owned by such Loan Party.”
(z)Section 7.02(d). Section 7.02(d) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

(d)    Change in Nature of Business.
(i)    Engage, or permit any of its Subsidiaries to engage in any business other than a Permitted Business; or
(ii)    notwithstanding anything to the contrary contained in any provision of this Agreement or any other Loan Document, permit any U.S. Loan Party to transfer any funds or any other asset, or make any loan or advance to, or investment in, BVI Borrower, other than to the extent such transfer, loan, advance or investment would have been permitted to have been made to or in any Subsidiary of the Parent that is not a U.S. Loan Party.
(aa)Section 7.02(g). The table set forth in Section 7.02(g) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“Period	Capital Expenditure
January 1, 2016 through December 31, 2016	$7,500,000
January 1, 2017 through December 31, 2017	$10,200,000
January 1, 2018 through the Final Maturity Date	$11,900,000”

(bb)Section 7.03(a). Section 7.03(a) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Consolidated EBITDA of the Parent and its Subsidiaries. Permit Consolidated EBITDA of the Parent and its Subsidiaries for any four fiscal quarter period of the Parent and its Subsidiaries for which the last fiscal quarter ends on a date set forth below (or in the case of the fiscal quarter ending on September 30, 2016, the period from January 1, 2016 to September 30, 2016) to be less than the amount set forth opposite such date:

Fiscal Quarter End	Consolidated EBITDA
September 30, 2016	($1,930,000)
December 31, 2016	($1,800,000)
March 31, 2017	($2,800,000)
June 30, 2017	($2,700,000)
September 30, 2017	($1,500,000)
December 31, 2017	$1,600,000
March 31, 2018	$3,650,000
June 30, 2018	$6,600,000”

(cc)Section 7.03(b). Section 7.03(b) of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“(b)    Consolidated EBITDA of Vegas.com and its Subsidiaries. Permit Consolidated EBITDA of Vegas.com and its Subsidiaries for any four fiscal quarter period of Vegas.com and its Subsidiaries for which the last fiscal quarter ends on a date set forth below (or in the case of the fiscal quarter ending on September 30, 2016, the period from January 1, 2016 to September 30, 2016) to be less than the amount set forth opposite such date:

Fiscal Quarter End	Consolidated EBITDA
September 30, 2016	$5,000,000
December 31, 2016	$7,000,000
March 31, 2017	$7,500,000
June 30, 2017	$8,200,000
September 30, 2017	$8,500,000
December 31, 2017	$8,500,000

March 31, 2018	$8,500,000
June 30, 2018	$8,500,000

(dd)Section 12.10. Section 12.10 of the Financing Agreement is hereby amended by adding a new clause to the end thereof to read in its entirety as follows:

“(b)    The BVI Borrower hereby irrevocably appoints C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its agent to receive on behalf of the BVI Borrower service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to the BVI Borrower, in care of the Process Agent at the address specified above for such Process Agent, and the BVI Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The BVI Borrower covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, the BVI Borrower irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue the BVI Borrower in the country in which it is domiciled or in any other court having jurisdiction over the BVI Borrower or (ii) serve process upon the BVI Borrower in any manner authorized by the laws of any such jurisdiction.”
(ee)Section 12.23. Section 12.23 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

“Section 12.23 Investment Unit Tax Reporting. The Borrowers and the Secured Parties acknowledge and agree that the Warrants and the CBG Warrants are part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, which includes the Loan. The Borrowers and the Secured Parties further agree as between them, that the fair market value of the Warrants is $3,000,000 and that, pursuant to Treasury Regulations Section 1.1273-2(h), $3,000,000 of the issue price of the investment unit will be allocable to the Warrants and the balance (after taking into account the Discount (as defined in the Fee Letter)) shall be allocable to the Loan. The Borrowers and the Secured Parties further agree as between them, that the fair market value of the CBG Warrants is $3,500,000 and that, pursuant to Treasury Regulations Section 1.1273-2(h), $3,500,000 of the issue price of the investment unit will be allocable to the CBG Warrants and the balance (after taking into account the Additional Discount (as defined in the Fee Letter)) shall be allocable to the Loan. The Borrowers and the Secured Parties each agree to prepare their federal income tax returns in a manner consistent with the foregoing.”
(ff)Article XII. Article XII of the Financing Agreement is hereby amended by adding the following new Sections to the end thereof to read in their entirety as follows:

“Section 12.24 Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent’s Account in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent’s Account in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.
Section 12.25    Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents,

(b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.25 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.
Section 12.26    English Language. This Agreement and each other Loan Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.”
(gg)Schedules. Schedule 1.01(A) of the Financing Agreement is hereby amended and restated to read in its entirety as set forth on Annex I hereto.

3. Consent to CBG Acquisition. The Lenders and the Agents hereby consent to the consummation of the CBG Acquisition and agree that the CBG Acquisition shall be deemed to be a Permitted Acquisition under the Financing Agreement and for all purposes of the Loan Documents (other than for purposes of clause (j) of the definition of the term “Permitted Acquisitions” and for purposes of such clause (j), the CBG Acquisition is not treated as an Acquisition).

4. Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered by or on behalf of the Loan Parties to any Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or immediately prior to the First Amendment Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and no Default or Event of Default has occurred and is continuing as of the First Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business in, and is in good standing in each jurisdiction where the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and be in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Authorization, Etc. The execution and delivery by each Loan Party of this Amendment and each other Loan Document to which it is or will be a party, and the performance by it of the Financing Agreement, as amended hereby, (i) are within the power and authority of such Loan Party and have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except (solely for the purposes of this subclause (iv)) to the extent that such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect and (v) do not contravene any applicable Requirement of Law or any Contractual Obligation binding on or otherwise affecting it or any of its properties, except (solely for the purposes of this subclause (v)) to the extent it could not reasonably be expected to have a Material Adverse Effect.

(d) Enforceability of Loan Documents. This Amendment is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by principles of equity.

(e) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(f) Outstanding Obligations. On the First Amendment Effective Date, $27,500,000 of the principal amount of the Initial Loan was outstanding, and the Loan Parties acknowledge and agree that such amount is payable pursuant to the Financing Agreement without defense, offset, withholding, counterclaim, or deduction of any kind.

5. Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Agents, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the “First Amendment Effective Date”):

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the First Amendment Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 (including fees provided for in the Fee Letter) or 12.04 of the Financing Agreement.

(b) Representations and Warranties. The representations and warranties contained in this Amendment and in Article VI of the Financing Agreement and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date).

(c) No Default; Event of Default. No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.Delivery of Documents. The Collateral

(d) Agent shall have received on or before the First Amendment Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the First Amendment Effective Date:

(i)this Amendment, duly executed by the Loan Parties, each Agent and each Lender;

(ii)the Fee Letter (as amended and restated on the First Amendment Effective Date), duly executed by the Borrowers and the Agents;

(iii)the Amendment to Shareholder Letter, duly executed by the Collateral Agent, the Administrative Borrower and DigiPac;

(iv)the Side Letter (as amended and restated on the First Amendment Effective Date), duly executed by the Collateral Agent and the Administrative Borrower;

(v)the CBG Warrants and the CBG Registration Rights Agreement (and related subscription agreement, officer’s certificate and voting agreement), in each case, duly executed by the Parent;

(vi)[reserved];

(vii)a Notice of Borrowing, duly executed by the Administrative Borrower;

(viii)the First Amendment Disbursement Agreement, duly executed by each Loan Party, the Agents and the Lenders;

(ix)a copy of the resolutions of each Loan Party, certified as of the First Amendment Effective Date by an Authorized Officer thereof, authorizing (A) the additional borrowings hereunder and the transactions contemplated by this Amendment and the other Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of this Amendment and each other Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(x)a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign this Amendment and each other Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers;

(xi)a certificate of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Loan Party where its ownership or lease of property or the conduct of its business requires such qualification certifying as of a recent date not more than 30 days prior to the First Amendment Effective Date as to the good standing of such Loan Party, in such jurisdictions, except, in each case, where the failure to be so qualified could not reasonable be expected to have a Material Adverse Effect;

(xii)a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the First Amendment Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party, which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction (or, to the extent the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Loan Party has not been amended, modified or supplemented since the Effective Date, a certificate from an Authorized Officer of such Loan Party certifying that such charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Loan Party has not been amended, modified or supplemented since the Effective Date);

(xiii)a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational documents of each Loan Party, together with all amendments thereto, certified as of the First Amendment Effective Date by an Authorized Officer of such Loan Party (or, to the extent the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational documents of such Loan Party have not been amended, modified or supplemented since the Effective Date, a certificate from an Authorized Officer of such Loan Party certifying that such charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational documents have not been amended, modified or supplemented since the Effective Date);

(xiv)the results of UCC, tax, lien, judgment, litigation and similar searches with respect to each Loan Party, CBG, and each CBG Subsidiary, the results of which shall be satisfactory to the Agents;

(xv)an opinion of (A) Olshan Frome Wolosky LLP, counsel to the Loan Parties, (B) Sklar Williams PLLC, Nevada counsel to the Loan Parties, and (C) Farara Kerins, BVI counsel to the Agents, in each case, as to such matters as the Collateral Agent may reasonably request, including, without limitation, the CBG Registration Rights Agreement and the CBG Warrants;

(xvi)a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsections (b), (c), (g) and (h) of this Section 5;

(xvii)a certificate of the chief financial officer of each Loan Party, certifying as to the solvency of such Loan Party (after giving effect to the Loans made on the First Amendment Effective Date and the transactions contemplated by this Amendment);

(xviii)a certificate of the chief financial officer of the Parent setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis after giving effect to the Additional Loan, with each of the financial covenants contained in Section 7.03 of the Financing Agreement, as amended by this Amendment;

(xix)[reserved];

(xx)Debenture, duly executed by the BVI Borrower;

(xxi)Share Charge, duly executed by the Parent;

(xxii)Share Transfers, duly executed by the Parent;

(xxiii)Resignation Letters, duly executed by each member of the board of directors of the BVI Borrower;

(xxiv)Joinder Agreements, duly executed by the BVI Borrower and RAAD;

(xxv)Security Agreement Supplements, in the form attached as Exhibit C to the Security Agreement, duly executed and delivered by the BVI Borrower and RAAD,

together with the original certificates representing all of the Equity Interests of the CBG Subsidiaries owned by the BVI Borrower required to be pledged thereunder, and related Irrevocable Proxies and Registration Pages (as defined in the Security Agreement), and all promissory notes payable to the BVI Borrower or RAAD required to be pledged thereunder, accompanied by undated stock or other powers executed in blank and other proper instruments of transfer;

(xxvi)a Pledge Amendment, substantially in the form of Exhibit A to the Security Agreement, duly executed by the Parent, together with the original certificates representing all of the Equity Interests of the BVI Borrower and RAAD required to be pledged thereunder, accompanied by undated stock or other powers executed in blank, and related Irrevocable Proxies and Registration Pages (as defined in the Security Agreement);

(xxvii)a counterpart to the Intercompany Subordination Agreement, duly executed by the BVI Borrower, RAAD and the CBG Subsidiaries;

(xxviii)evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 or under other applicable laws in any jurisdiction in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement against the BVI Borrower and RAAD;

(xxix)a Perfection Certificate, duly executed by the BVI Borrower and RAAD, and completed in a manner satisfactory to the Collateral Agent; and

(xxx)such other documents as the Agents may reasonably request.

(e) Material Adverse Effect. The Agents shall have determined, in their reasonable judgment, that no event or development shall have occurred since December 31, 2015, which could reasonably be expected to have a Material Adverse Effect.

(f) Liens; Priority. The Agents shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens, to the extent such Liens and security interests are required pursuant to the Loan Documents to be granted or perfected on or before the First Amendment Effective Date.

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with any Loan Document or the transactions contemplated thereby or the conduct of the Loan Parties’ business shall have been obtained or made and shall be in full force and effect. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority which (i) relates to the Loan Documents or the transactions contemplated thereby or (ii) could reasonably be expected to have a Material Adverse Effect.

(h) Consummation of CBG Acquisition. The Agents shall have received, in form and substance reasonably satisfactory to them, evidence that the CBG Acquisition will be consummated in accordance with the terms of the CBG Acquisition Documents concurrently with the effectiveness of this Amendment. Concurrently with the making of the Additional Loan, (i) the BVI Borrower shall have purchased pursuant to the CBG Acquisition Documents (no provision of which shall have been amended or otherwise modified or waived in a manner adverse to the Parent, the other Loan Parties, the Agents or the Lenders without the prior written consent of the Agents), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the outstanding Equity Interests of the CBG Subsidiaries, (ii) a portion of the proceeds of the Additional Loan shall have been applied to finance a portion of the consideration for the CBG Acquisition payable pursuant to the CBG Acquisition Documents for all of the outstanding Equity Interests of the CBG Subsidiaries and the closing and other costs relating thereto and (iii) each of the Parent, the BVI Borrower, CBG and the CBG Subsidiaries shall have fully performed (or, with the prior written consent of the Collateral Agent, received a waiver with respect to) all of the obligations to be performed by such Person under the CBG Acquisition Documents.

(i) Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and each CBG Subsidiary, and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

6. Continued Effectiveness of the Financing Agreement and Other Loan Documents. Each Loan Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the First Amendment Effective Date, all references in any such Loan Document to “the Financing Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, for the benefit of the Agents and the Lenders, or to grant to the Collateral Agent, for the benefit of the Agents and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects and (d) with respect to each Loan Party that is a Guarantor, confirms and agrees that all of the provisions of and obligations under its Guaranty are hereby ratified and confirmed in all respects (and specifically confirms and agrees (without limiting any provisions of Sections 11.02 and 11.03 of the Financing Agreement) that the Obligations in respect of the Additional Loan shall constitute part of the Guaranteed Obligations). This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of Financing Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Financing Agreement or any other Loan Document nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

7. Post-First Amendment Effective Date Obligations. The Loan Parties hereby agree to deliver to the Agents within 30 days of the First Amendment Effective Date, or such later date as the Agents shall agree in their reasonable discretion, (a) all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the First Amendment Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution with respect to each account listed on Schedule IV of each Security Agreement Supplement, (b) BVI Borrower shall have irrevocably appointed a process agent as its agent to receive service of the summons and complaint and any other process which may be served in any action or proceeding brought in the courts of the State of New York located in New York, New York, or of the United States of America sitting in New York, New York, (c) certificated membership interests (together with effective endorsements thereof executed in blank), and organizational documents of RAAD evidencing the election by RAAD to “opt-in” to Article 8 of the UCC, in each case in form and substance satisfactory to the Collateral Agent, (d) a favorable opinion of California counsel to the Loan Parties reasonably acceptable to the Agents as to such customary matters as the Agents may reasonably request and (e) evidence of the insurance coverage required by Section 7.01(h) of the Financing Agreement and evidence that such insurance coverage is in full force and effect.

8. No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Financing Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

9. No Representations by Agents or Lenders. Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by any Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

10. Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Subsidiaries has any claim or cause of action against any Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing) and (b) the Agents and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Loan Parties, and all of their Subsidiaries and Affiliates. Notwithstanding the foregoing, the Agents and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge the Agents and the Lenders, together with their respective Affiliates and Related Funds, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case prior to the First Amendment Effective Date, directly arising out of, connected with or related to the Financing Agreement or any other Loan Document or any act, event or transaction related or attendant thereto (other than this Amendment) (other than this Amendment, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral. Each Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby. The foregoing release does not release or discharge, or operate to waive performance by, the Agents or the Lenders of their express agreements and obligations stated in the Loan Documents on or after the First Amendment Effective Date.

11. Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under Applicable Law or as any Agent may reasonably request, in order to effect the purposes of this Amendment.

12. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Financing Agreement. Accordingly, it shall be an immediate Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Amendment shall have been incorrect in any respect when made or deemed made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

U.S. BORROWERS:

REMARK MEDIA, INC. BANKS.COM, INC. BIKINI.COM LLC FILELATER.COM LLC ROOMLIA, INC. TAX EXTENSION LLC VEGAS.COM, LLC
By:	/s/ Douglas Osrow
Name: Douglas Osrow
Title: Chief Financial Officer

BVI BORROWER:

KANKAN LIMITED
By:	/s/ Kai-Shing Tao
Name: Kai-Shing Tao
Title: Director

U.S. GUARANTORS:

CASINO TRAVEL & TOURS, LLC CTT TOURS, LLC CT&T TRANSPORTATION, LLC INTAC INTERNATIONAL, INC. LV.COM, LLC REMARK TRAVEL, INC. SLAPTV LLC REMARK HOLDINGS SPV, INC.
By:	/s/ Douglas Osrow
Name: Douglas Osrow
Title: Chief Financial Officer

Amendment No. 1

BVI GUARANTOR:

RAAD PRODUCTIONS, LLC
By:	/s/ Douglas Osrow
	Name:	Douglas Osrow
	Title:	Chief Financial Officer

Amendment No. 1

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

MGG INVESTMENT GROUP LP
By:	/s/ Kevin F. Griffin
	Name:	Kevin F. Griffin
	Title:	Chief Executive Officer and Chief Investment Officer

Amendment No. 1

LENDERS:

MGG FUNDING II LLC
By:	/s/ Kevin F. Griffin
	Name:	Kevin F. Griffin
	Title:	Chief Executive Officer and Chief Investment Officer

MGG SPECIALTY FINANCE FUND LP
By:	/s/ Kevin F. Griffin
	Name:	Kevin F. Griffin
	Title:	Chief Executive Officer and Chief Investment Officer

MGG SF EVERGREEN FUND LP
By:	/s/ Kevin F. Griffin
	Name:	Kevin F. Griffin
	Title:	Chief Executive Officer and Chief Investment Officer

MGG SF EVERGREEN MASTER FUND (CAYMAN) LP
By:	/s/ Kevin F. Griffin
	Name:	Kevin F. Griffin
	Title:	Chief Executive Officer and Chief Investment Officer

Amendment No. 1

Schedule 1.01(A)

Lenders, Lenders’ Commitments and Lenders’ Loans

Lender	Initial Loan [1]	Additional Loan Commitment
MGG FUNDING II LLC	$26,063,870.26	$5,879,977.00
MGG SPECIALTY FINANCE FUND LP	95,123.64	1,351,304.00
MGG SF EVERGREEN FUND LP	0.00	0.00
MGG SF EVERGREEN MASTER FUND (CAYMAN) LP	289,610.86	768,719.00
MGG SF DRAWDOWN UNLEVERED FUND LP	1,051,395.24	0.00
Total	$27,500,000.00	$8,000,000.00

1 As of the First Amendment Effective Date.